EXHIBIT 99.1

To: Stockholders and Friends:	July 25, 2014

The Dog Days of summer are approaching, but Premier Biomedical has not been taking things easy. We have been working diligently to develop our company and technology to increase its value. I believe this is an opportune time to give you a quick update.

In brief, we are in an extremely strong position today. About three months ago, we had no patents issued to us and had no scheduled clinical trials. We did have roughly 20 provisional patent applications, but none had been issued at that time. This has all changed.

Recently, we have received two very important patent awards – 20 of 24 claims awarded by the United States Patent Office covering our basic technology to “Physically remove the pathophysiologic basis of the diseaseTM” and a patent covering our pain-relieving medication aimed at the fibromyalgia and neuralgia market.

The William Beaumont Army Medical Center (WBAMC) has scheduled a mid-August submission of test protocol to their internal IRB (Investigation Regulatory Board) for a double-blind clinical trial of our medication (FeldetrexTM) versus the leading pain relieving medication, Lyrica®. The business opportunity here stems from the fact that Lyrica® is soon to run out of patent protection. If our medication fares well in the comparison, as we expect, then we will attempt to license its formulation to the big pharmaceutical companies to finance our other R&D expenditures. Since Lyrica® has annual sales of $3.7 billion, we believe a positive clinical result could result in a substantial boost to our finances.

This first clinical trial of FeldetrexTM will most likely be concluded this calendar year and will be followed by a second clinical trial at the WBAMC of our core PBI technology to remove the malevolent molecular compounds from the cerebral spinal fluid of individual soldiers. These heroes suffer from PTSD/ traumatic brain injury (TBI) leading to clinical depression and suicide/homicide ideation. This is absolutely HUGE NEWS! In just the last few months, we have gone from no issued patents and no scheduled clinical trials to two issued patents and two scheduled clinical trials.

Of course, these trials will cost money. The only ways we can raise the necessary funds, and we are pursuing all of them, are to: 1) Seek philanthropic money from the large sports organizations; 2) File grant requests from the state and federal government (we have a full-time PhD doing this currently); and 3) Seek money-for-stock from investment bankers and other long-term investors. In the interim, we have to maintain our image via professional investor relations firms and continue to issue press releases as developments warrant to maintain the transparency investors expect. We still do not pay wages or bonuses to our Directors/Officers. They are compensated only by stock. All funds raised go for R&D, patent-related expenses, and legal fees.

Late last month, I spent four days in Charlotte with investor relation’s agents attempting to raise money. I supervised the making of a video we intend to use to solicit NASCAR sponsorship and endorsement for our program to cure PTSD afflicting numerous of our wounded warriors, and met with NASCAR celebrities to raise their awareness of our technology. A week later, I met with over a dozen New York investment bankers. Next week, Richard Najarian and I will return to New York to meet with more investment bankers and to participate in a head trauma symposium at the United Nations Building sponsored by Brewer Sports International. Important NFL and NCAA contacts are expected to attend providing valuable networking opportunities.

In summary, we are in a much better position than any time in our history, and I believe that those of us, who stay the course, and who ignore the temporary wobbles of the stock market, will be rewarded. This is not a sprint, but neither is it a marathon — this is a mid-length race.

The progress we have made since mid-2012, when we went public, has been beyond my wildest expectations. We have partnered with the University of Texas at El Paso (UTEP) and the Department of Defense (DOD), thereby leveraging our entire technical capabilities many-fold. We are embarking on major experimental programs to cure breast cancer, Alzheimer’s disease, TBI, and MS. We have experienced enormously successful results in animal tests on breast cancer and submitted a peer-reviewed study to the American Association for Cancer Research Symposium held in San Diego on April 5-9, 2014. This kind of R&D is expensive, but we believe the returns on our investments will pay huge dividends, not only in monetary value, but in the benefits to humanity.

We will continue to keep you apprised of our ongoing developments via periodic CEO reports to our stockholders and friends.

Sincerely,

William A. Hartman
President/CEO Premier Biomedical, Inc.
w.hartman@premierbiomedical.com
(PBI) MED-7033 (724) 633-7033